Exhibit 10.3
Execution Copy
LEASE AGREEMENT
between
THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY
and
SPIRIT AEROSYSTEMS, INC.
Dated: As of May 14, 2008

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Exhibits

A	-	Legal Description

B	-	Permitted Encumbrances

C	-	Form of Construction Agency Agreement

D	-	Form of Inducement Agreement

E	-	Form of Memorandum of Lease

Appendices

A	-	Definitions

iii

LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) made as of the 14th of May, 2008 between THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY, a body politic and corporate of the State of North Carolina, as landlord, having an office at 2780 Jetport Road, Suite A, Kinston, North Carolina 28504, and SPIRIT AEROSYSTEMS, INC., a Delaware corporation, as tenant, having an office at 3801 South Oliver Street, P.O. Box 780008, Wichita, Kansas 67278-0008.
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:
     1. Certain Definitions. All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.
     2. Demise of Premises.
     (a) Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.
     (b) During the Construction Period, possession of the Leased Premises shall be non-exclusive between Landlord and Tenant, and Tenant shall have such non-exclusive use of the Leased Premises as is necessary for (i) conducting the evaluation of the Leased Premises as contemplated by Section 3(b) below and (ii) in Tenant’s capacity as Construction Agent, permitting Construction Agent to perform its duties and obligations under the Construction Agency Agreement. If this Lease has not been earlier terminated pursuant to its terms, exclusive use and possession of the Leased Premises shall be delivered to Tenant upon substantial completion of Landlord’s Alterations as contemplated by Section 4.4 of the Construction Agency Agreement.
     (c) During the Construction Period, Landlord shall have non-exclusive use of the Leased Premises as is necessary for (i) conducting any supervisory activities related to the construction of Landlord’s Alterations as may be contemplated by the Construction Agency Agreement and (ii) performing and completing Landlord’s obligations as set forth in the Inducement Agreement.. In no event shall Landlord interfere with or adversely effect, or permit any party acting by on behalf of Landlord to interfere with or adversely effect, Tenant’s performance of its duties under the Construction Agency Agreement.
     3. Title and Condition.
     (a) The Leased Premises are demised and let subject to (i) the Permitted Encumbrances, and (ii) the condition of the Leased Premises as of the commencement of the Term, it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

     (b) From the Commencement Date through and including the date that is the later of (x) one hundred and twenty (120) days following the Commencement Date and (y) the date on which Landlord has received the FAA consent, approval and/or acknowledgement contemplated by Section 4(c)(ix) of the Inducement Agreement (the “Due Diligence Period”), Tenant shall have the right to enter the Leased Premises in order to make such investigation of the Leased Premises as Tenant deems necessary, at Tenant’s cost and expense, including, without limitation, title review, survey, zoning studies, Phase I and Phase II environmental studies, soils conditions analysis, engineering analysis and such other tests, inspections and studies as determined by Tenant in its sole discretion. Landlord agrees to cooperate with any such investigations, tests, inspections or studies made by Tenant or at Tenant’s direction. Tenant shall repair any damage to the Leased Premises caused by Tenant’s tests and investigations (including damage to the Existing Crops) and shall restore the Leased Premises to its original condition, to the extent possible, if damaged or changed due to the tests or inspections preformed by Tenant. Tenant shall not permit any mechanics or materialmans liens or other encumbrances to attach to the Leased Premises as a result of any such tests, inspections or studies. Tenant shall indemnify and hold Landlord harmless from any and all damage, expense, liens or claims (including reasonable attorneys fees) arising out of damage to the Leased Premises by Tenant (or its agents, contractors or other persons authorized by Tenant), or injury to any person or property, related to the performance of such tests, studies and investigations. This indemnity shall not extend to any claims arising out of the discovery of any existing conditions at the Leased Premises (other than with respect to the Existing Crops) or to any matter caused by the acts or omissions of Landlord, its employees, agents or contractors. The provisions of this indemnity shall survive the termination of this Lease. In the event Tenant determines, in its sole and absolute discretion, that the Leased Premises are not suitable for Tenants needs for any reason, Tenant shall have the right, by delivering a Tenant Termination Notice to Landlord prior to the expiration of the Due Diligence Period, to terminate this Lease, the Construction Agency Agreement and the Inducement Agreement, in which case Tenant shall have no further liability or obligation under this Lease, the Construction Agency Agreement or the Inducement Agreement (other than for indemnity obligations set forth in this Lease). Prior to the end of the Due Diligence Period, Landlord agrees to obtain a full and complete release or subordination of any and all existing monetary liens presently encumbering all or any part of the Land to this Lease.
     (c) Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Guaranties. To the extent cash proceeds are ever paid on account of any Guaranties, such proceeds shall be used by Tenant to repair, replace or improve the Improvements on the Leased Premises. Such assignment shall remain in effect until the termination of this Lease. Landlord shall also retain the right to enforce any Guaranties assigned in the name of Tenant upon the occurrence of an Event of Default. Landlord hereby agrees to execute and deliver at Tenant’s expense such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 3(c). Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative, and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which

Landlord may request. Any monies collected by Tenant under any of the Guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.
     (d) Landlord agrees to enter into, at Tenant’s expense, such Easements as reasonably requested by Tenant, subject to Landlord’s approval of the form thereof, not to be unreasonably withheld or delayed; provided, that, no such Easement shall result in any material diminution in the value or utility of the Leased Premises for use in accordance with the Permitted Use (as defined in Paragraph 4(b) below) and further provided that no such Easement shall render the use of the Leased Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord in writing delivered with Tenant’s request with respect to such Easement. Tenant’s request shall also include Tenant’s written undertaking acknowledging that Tenant shall remain liable hereunder as principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement.
     4. Landlord’s Alterations; Use of Leased Premises; Quiet Enjoyment.
     (a) Landlord agrees, at Landlord’s sole cost and expense, but only to the extent of funds available within the Construction Allowance, and in conformance with, and subject to the terms of, the Construction Agency Agreement, to provide and install Landlord’s Alterations; provided, however, that prior to commencing Landlord’s Alterations, Tenant and Landlord enter into a Construction Agency Agreement in the form of Exhibit “C” attached hereto which shall provide that no disbursement shall be made for costs of construction if an Event of Default has occurred and is continuing under this Lease.
     (b) Tenant may use the Leased Premises as contemplated by the Construction Agency Agreement during the Construction Period and upon substantial completion thereof, Tenant may use the Leased Premises as an aerospace manufacturing facility (including ancillary administrative and office uses) or for any other manufacturing or distribution use (including ancillary administrative and office uses) so long as such other use is lawful and would not constitute a public or private nuisance or constitute a Prohibited Use (the “Permitted Use”). Tenant agrees to notify Landlord in advance writing upon any material permitted change in use of the Leased Premises. In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any covenants, restrictions or agreements hereafter created by or consented to by Tenant applicable to the Leased Premises. Tenant agrees that with respect to the Permitted Encumbrances and any covenants, restrictions or agreements hereafter consented to by Tenant, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord. Furthermore, Tenant shall comply with all rules and regulations reasonably imposed by Landlord generally at the Airport, including, without limitation, the Kinston Regional Jetport Rules and Regulations (which incorporates the current Airport Security Program and the Airport Certification Manual), the NCGTPA Exclusive Development Ordinance, and applicable FAA regulations.

     (c) Subject to Tenant’s rights under Paragraph 18, Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the Leased Premises, (ii) with the exception of increases in insurance premiums with respect to the Leased Premises after the Expiration Date, affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any injury or damage to any of the Improvements unless pursuant to Alterations permitted under Paragraph 12 hereof or the responsibility of Landlord under Paragraph 4(a) hereof.
     (d) Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants to do no act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.
     (e) Landlord covenants and agrees that during the Term, it will operate and maintain the Airport and its public airport facilities as a public airport consistent with and pursuant to its undertaking to do so in the Sponsor’s Assurances given by Landlord to the United States Government under the Federal Airport Act of 1946, the Airport and Airway Improvement Act of 1970 and the Airport and Airway Improvement Act of 1982.
     (f) Landlord shall grant to Tenant, its directors, officers, employees, agents, contractors, suppliers of materials, furnishers of services and invitees (in common with others having the right), the non-exclusive right of ingress to and egress from the Leased Premises and such other public portions of the Airport to or from which Tenant and such other Persons shall reasonably require ingress or egress; provided, that, such right of ingress and egress shall be subject to the reasonable rules, regulations and requirements of general applicability of Landlord regarding the Airport as the same may be in effect from time to time.
     (g) During any time of war or national emergency, Landlord shall have the right to lease the landing area or any part of the Airport to the United States Government if required for United States Government use. In the event Landlord shall enter into any such lease and the Leased Premises (or a portion thereof) are included as a part thereof, Tenant shall be entitled to a just and proportionate compensation (but if such compensation is paid by Landlord, not in excess of what Landlord receives from the United States Government). This Lease and all provisions hereof is further subject to whatever right the United Sates Government now has or in the future may have or acquire affecting the control, operation, regulation and taking over of the Airport (or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency).
     (h) Subject to the terms of this Lease, Landlord reserves the right to develop further or improve the landing area and portions of the Airport other than the Leased Premises as Landlord determines without interference or hindrances from Tenant.

     5. Term.
     (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for the Initial Term and any applicable Renewal Terms.
     (b) Provided (i) this Lease shall not have been terminated pursuant to its terms, and (ii) an Event of Default has not occurred and remains uncured, in each case on the applicable date of its Renewal Option Notice and on the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable), Tenant shall have four (4) consecutive options to extend the term of this Lease for a Renewal Term, commencing upon the day after the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable). If Tenant elects to exercise any one or more of such renewal options, it shall do so by giving a Renewal Option Notice to Landlord at any time during the Initial Term (or the then Renewal Term, as applicable) but, in any event, on or before that date which is twelve (12) months prior to the commencement of the Renewal Term for which such election is exercised. If Tenant shall elect to exercise any such renewal option, the term of this Lease shall be automatically extended for a Renewal Term without the execution of an extension or renewal lease. Any Renewal Term shall be subject to all of the provisions of this Lease, and all such provisions shall continue in full force and effect. Within ten (10) days after request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument confirming that such option has been effectively exercised and confirming the extended expiration date of this Lease. Notwithstanding the foregoing, neither the Initial Term, nor any Renewal Term, shall expire unless and until Landlord shall have given Tenant written notice that either the Initial Term or any applicable Renewal Term will expire and given the Tenant thirty (30) days within which to elect to exercise any option to renew that it may have remaining under this Section 5(b); provided, that, in no event shall the effect of this sentence extend the expiration date of any applicable Renewal Term.
     6. Rent.
     (a) Tenant shall pay to Landlord, as minimum annual rent for the Leased Premises from the Basic Rent Commencement Date and during the balance of the Term, the Basic Rent in arrears, on the Basic Rent Payment Dates. In each case, Tenant shall pay the same, at Tenant’s option, by check to the order of Landlord, drawn on a bank that is a member of the New York Clearing House Association, or ACH or wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate, from time to time.
     (b) Tenant shall pay and discharge before the imposition of any fine, lien, interest or penalty may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease and any Clawback Payments required pursuant to Section 6(c), together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent. All payments of Additional Rent that are payable to Landlord shall be paid by Tenant in the manner set forth in Paragraph 6(a) hereof, within ten (10) days of notice from Landlord detailing the amount.

     (c) Tenant shall pay on each Clawback Payment Date as additional rent under this Lease, each Clawback Payment that becomes due under and pursuant to the Inducement Agreement.
     (d) If any installment of Basic Rent is not paid within five (5) days after the same is due, Tenant shall pay to Landlord, on demand, as Additional Rent, a Late Charge.
     7. Net Lease.
     (a) This is a net lease (other than with respect to Real Property Taxes), and Basic Rent, Additional Rent, Clawback Payments and all other sums payable hereunder by Tenant shall be paid, except as otherwise expressly set forth in this Lease, without notice, demand, setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.
     (b) Except as otherwise expressly provided in this Lease, this Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term. Except as otherwise expressly provided in this Lease or in the Inducement Agreement, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction or reduction of or to Basic Rent, Additional Rent, any Clawback Payment or any other sums payable under this Lease.
     8. Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.
     (a) (i) Subject to the provisions of Paragraph 18 hereof relating to contests, Tenant shall, before interest or penalties are due thereon, pay and discharge all Impositions. If received by Landlord, Landlord shall promptly deliver to Tenant any bill or invoice with respect to any Imposition.
     (i) In the event that any Imposition assessed against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments. Tenant shall prepare and file all personal property tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and receipts for payments of all Impositions made during each calendar year of the Term, within thirty (30) days after payment.
     (b) Subject to the provisions of Paragraph 18 hereof, Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.
     (c) Any payments required to be made by Tenant pursuant to this Paragraph 8 that are not allowed to be paid directly to the appropriate Governmental Authority shall be made directly to Landlord. Any amount payable to Landlord pursuant to this Paragraph 8 shall be paid (i)

within twenty (20) days after receipt of a written demand therefor from Landlord accompanied by a written statement describing in reasonable detail the amount so payable and (ii) at the location and in the manner specified by Landlord pursuant to Paragraph 6 hereof for the payment of Basic Rent. Any amount payable by Tenant under this Paragraph 8 that is not paid when due shall bear interest at the Default Rate.
     (d) Landlord acknowledges that (i) its status as a governmental entity, under currently existing Applicable Laws, means that the Leased Premises, to the extent they constitute real property interests, is exempt from Real Property Taxes and (ii) a material inducement to Tenant to enter into this Lease and the Inducement Agreement is that Tenant’s use of the Land and the Improvements for the Term of the Lease are exempt from any obligation to pay Real Property Taxes. Therefore, in the event fee title to the Land and any of the Improvements is ever conveyed to or acquired by any entity or person that is not an exempt entity under then existing Applicable Laws, then such person or entity shall be required to pay all Real Property Taxes as part of the Landlord’s obligations under this Lease. In the event, due to a change in laws in the future, the Leased Premises are no longer exempt from Real Property Taxes, then Landlord agrees to pay the Real Property Taxes prior to the same becoming past due. In the event Landlord does not pay these Real Estate Taxes prior to the same becoming past due, Tenant shall have the right to do so and shall have the right to offset such amounts paid against any amount then owing from Tenant to Landlord and shall have the right to be reimbursed by the amount of Real Estate Taxes (including penalties and interest) that Tenant has paid.
     9. Liens; Recording and Title.
     (a) Subject to the provisions of Paragraph 17 and Paragraph 18 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on the Leased Premises, on the Basic Rent, Additional Rent or on any other sums payable by Tenant under this Lease, other than the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant). Notice is hereby given that, except for Landlord’s Alterations and as contemplated by the Construction Agency Agreement, Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.
     (b) Prior to the end of the Due Diligence Period, each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease in the form attached hereto as Exhibit “E”, to be recorded with the Register of Deeds of Lenoir County, North Carolina in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of the recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.

     (c) Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the estate of Landlord in any of the Leased Premises.
     10. Indemnification.
     (a) Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims that may be suffered, imposed on or asserted against any Indemnitee, arising out of (i) any Claims arising, directly or indirectly, out of a breach of Section 26 of this Lease by Tenant or any Tenant Party, (ii) any Claims relating to all or any part of Tenant’s or any Tenant Parties’ operation of the Leased Premises and the business and activities of Tenant or the Tenant Parties at the Leased Premises, (iii) the business and activities of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee or otherwise), (iv) any Claims arising out of Tenant’s or any Tenant Parties’ negligence or willful misconduct and (v) any personal injury, death or property damage which occurs on or about the Leased Premises during the Term of this Lease. Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims to the extent that such Claims are imposed on or incurred by such Indemnitee by reason of such Indemnitee’s willful or reckless acts or misconduct or negligent acts or omissions.
     (b) In case any Claim shall be made or brought against any Indemnitee under Paragraph 10(a) hereof, such Indemnitee shall give prompt notice thereof to Tenant; provided, that, failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder unless and only to the extent such failure results in additional liability on Tenant’s part. Tenant shall be entitled, at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee), to participate in, or, except as otherwise provided, to assume and control (if it promptly so elects upon notice of the Claim), and, to the extent that Tenant desires to assume and control, in consultation with Indemnitee, the negotiation, litigation and/or settlement of any such Claim (subject to the provisions of subparagraph (c) of this Paragraph 10). Subject to the provisions of Paragraph 10(d), such Indemnitee may (but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings and afford such Indemnitee and counsel reasonable opportunity for comment. Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if (i) an Event of Default has occurred and is continuing, (ii) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on such Indemnitee, (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease, (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant, (v) a conflict of interest exists between the Indemnitee and Tenant with respect to the Claim, or (vi) the defense of such Claim would require the delivery of material confidential and proprietary information of such Indemnitee that would otherwise not be available to Tenant or its counsel. In addition, with respect to any Claim to which Landlord is a party that arises, directly or indirectly, out of (x) the actual or alleged presence, use, storage, generation, release, assessment, containment, response, removal or remediation of any Hazardous Materials, (y) any actual or alleged violation or non-compliance, now or hereafter existing, of or with any Environmental Laws or (z) any other matter relating to Environmental Laws and/or compliance therewith, Landlord shall be entitled to assume and control its own defense of such Claim at Tenant’s cost and expense, and, to the extent Tenant is named as a party to any proceeding involving such Claim, Tenant shall be entitled, at its cost and expense, to control its own defense.
     (c) Upon payment in full of the entire amount of any Claim by Tenant pursuant to this Paragraph 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to applicable claims that such Indemnitee may have relating to such Claim (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of such claim and payment and such other documents, instruments and agreements as may be necessary to preserve such claim and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such claim.
     (d) Notwithstanding anything to the contrary contained herein, Tenant shall not be required to indemnify any Indemnitee under this Paragraph 10 for any Claim to the extent resulting from the material misrepresentation, negligence, recklessness or willful misconduct of such Indemnitee.
     11. Maintenance and Repair.
     (a) Except for any Alterations that Tenant is permitted to make pursuant to this Lease, Tenant shall at all times, except during any Requisition period, put, keep and maintain the Leased Premises (including, without limitation, storm water basins located on the Leased Premises, the roof, landscaping, walls, footings, foundations and structural components of the Leased Premises) in a good condition and order of repair, ordinary wear and tear and damage by Landlord or any party in possession during a Requisition excepted, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a). Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Paragraphs 13 and 14 of this Lease. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner in accordance with all Applicable Laws.
     (b) In the event that any Improvement shall violate any Legal Requirements or Insurance Requirements and as a result of such violation enforcement action is threatened or commenced against Tenant or Landlord or with respect to the Leased Premises, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, any Alteration. Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.
     (c) Landlord shall be responsible for any damage to the Leased Premises or any Improvements located thereon caused by Landlord or any of its employees or agents. In the event Landlord or any of its employees or agents, causes any such damage, then the Tenant shall notify Landlord of the amount of the cost to repair such damage, as determined by an independent third party contractor of reasonable reputation and with reasonable expertise, and Landlord shall remit such amount to Tenant within thirty (30) days of receipt of notice, whereupon Tenant shall repair the Leased Premises as contemplated by Section 11(a) above.
     12. Alterations.
     (a) Upon prior written notice to Landlord, Tenant shall have the right to make any Alteration(s) to the Leased Premises (whether in satisfaction of any Tenant obligations under the Inducement Agreement or otherwise); provided, that, (x) no Event of Default under this Lease has occurred and is then continuing, (y) Tenant complies with clause (b) of this Paragraph 12, and (z) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, estimated budgets and proposed schedule of construction with respect thereto.
     (b) Tenant agrees that in connection with any Alteration: (i) the fair market value of the Leased Premises shall not be lessened after the completion of any such Alteration, or its structural integrity impaired; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements; (iii) no such Alteration shall change the permitted use of the Leased Premises (as described in Paragraph 4 hereof); (iv) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (v) other than Landlord’s Alterations, which are the responsibility of Landlord, Tenant shall promptly pay all costs and expenses of any such Alteration, and shall (subject to and in compliance with the provisions of Paragraph 18 hereof) discharge all liens filed against any of the Leased Premises arising out of the same; (vi) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vii) legal title to all such Alterations shall be vested in Landlord and shall be subject to this Lease (with title to any such Alterations for accounting and federal income tax purposes being vested in Tenant); and (viii) no such Alteration shall create any debt or other encumbrance(s) on the Leased Premises.
     13. Condemnation.
     (a) Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Landlord thereof, and Landlord shall be entitled to participate in any Condemnation proceeding. Landlord, promptly after obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings at Tenant’s sole cost and expense. Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant hereby irrevocably assigns to Landlord, any award or payment in respect of any Condemnation of Landlord’s interest in the Leased Premises, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord, any award for Alterations made at Tenant’s cost and expense or any award or payment on account of the Trade Fixtures, moving expenses and out-of-pocket expenses incidental to the move, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor.
     (b) If (i) the entire Leased Premises, (ii) a material portion of the Land or any of the Improvements or any means of ingress, egress or access to the Leased Premises, the loss of which even after restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, or (iii) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining, provided the same is permitted under then existing Legal Requirements, shall be subject of a Taking or a Requisition by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than ninety (90) days after such Taking or Requisition has occurred, serve a Tenant’s Termination Notice upon Landlord, whereupon Tenant shall have no further liability or obligation to Landlord under this Lease or the Inducement Agreement (other than Tenant’s indemnification obligations under this Lease).
     (c) (i) In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, subject to the requirements of Paragraph 15, the Net Award of such Condemnation shall be retained by Tenant, and promptly after such Condemnation, Tenant shall commence and diligently continue to completion the Restoration of the Leased Premises.
     (i) All Basic Rent, Additional Rent and other sums payable hereunder shall continue unabated and unreduced.
     (ii) In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums then or thereafter payable by Tenant hereunder, and Tenant shall pay when due any balance remaining thereafter. Any remaining portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be paid to Tenant.
     14. Insurance.
     (a) At all times following the Completion Date, Tenant shall maintain or cause to be maintained at its sole cost and expense the following insurance on the Leased Premises:

     (i) Insurance against loss or damage to the Improvements under a fire and broad form of all risk extended coverage insurance policy (which shall be endorsed to include insurance against loss or damage caused by flood if the Leased Premises is located within a flood hazard area, earthquake if the Leased Premises is located in an area where earthquake insurance is customarily maintained for similar commercial properties, building ordinances and laws, power failure and governmental action and which shall also be endorsed to provide “inflation guard” coverage). Such insurance shall be in amounts not less than the actual replacement cost of the Improvements (excluding footings and foundations and other parts of the Improvements which are not insurable) as determined from time to time at Landlord’s request but not more frequently than once in any 36-month period, by agreement of Landlord and Tenant, or if not so agreed, at Tenant’s expense, by the insurer or insurers or by an appraiser approved by Landlord. Such insurance policies may contain reasonable exclusions and deductible amounts, all in accordance with industry standards with deductibles not to exceed $1,000,000.00.
     (ii) Contractual and comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall be written on a so-called “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than Five Million Dollars ($5,000,000).
     (iii) Worker’s compensation insurance (or state-approved self-insurance) covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.
     (iv) Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus located in or about the Improvements in an amount not less than the actual replacement cost of the Improvements (excluding footings and foundations and other parts of the Improvements which are not insurable).
     (v) Such additional and/or other insurance with respect to the Improvements located on the Leased Premises and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Improvements located on the Leased Premises.
     (b) So long as (i) no Event of Default has occurred and is continuing, and (ii) Tenant’s debt has an investment grade rating by either Moody’s, Fitch or S&P, Tenant may coinsure or self-insure all or any portion of the coverage referred to in Paragraph 14(a) above on terms that are reasonably acceptable to Landlord.
     (c) The insurance policies required by Paragraph 14(a) shall be written by companies having an A.M. Best’s Key Rating Guide rating of A or better and a financial size category of VIII or higher, and all such companies shall be authorized to do an insurance business in the State and in full compliance with Applicable Laws relating to insurance companies, or otherwise agreed to by Landlord. The insurance policies shall (except for the worker’s compensation insurance referred to in Paragraph 14(a) (iii) hereof) name Landlord and Tenant as additional insured parties, as their respective interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.
     (d) Each certificate of insurance or insurance policy shall provide that the policies referenced therein may not be canceled or modified except after thirty (30) days’ prior written notice to Landlord designated on the certificate. Each policy of insurance shall contain a waiver of subrogation or consent to a waiver of right of recovery against the Landlord. Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any unintentional act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy. Each policy shall also provide evidence of such insurance to Landlord on an ACORD 28 form for property and ACORD 25 form for liability, or equivalent; provided, that in the event that such form is no longer available, such evidence of insurance is in a form reasonably satisfactory to Landlord.
     (e) Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord a certificate evidencing the existing policy and such renewal or replacement policy at least thirty (30) days prior to the Insurance Expiration Date of each policy. Each such certificate or policy shall provide that it shall not expire until the Landlord shall receive a written notice from the insurer to the effect that such policy will expire on the Insurance Expiration Date, as set forth in such notice, which shall be thirty (30) days following the date of the receipt by Landlord of such notice. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 within ten (10) days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.
     (f) Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above Paragraphs of this Paragraph 14. For purposes of this Paragraph 14(f), a certificate from Tenant’s insurer containing the policy information required under this paragraph shall be deemed satisfaction of the requirements hereof.

     (g) In the event of any casualty loss of less than $1,000,000.00, Tenant shall proceed to repair or replace the damage resulting in such loss. In the event of any casualty loss exceeding $1,000,000.00 Tenant shall give Landlord immediate notice thereof. Tenant shall adjust, collect and compromise any and all claims, with the consent of Landlord, not to be unreasonably withheld, conditioned or delayed, and Landlord shall have the right to join with Tenant therein. All proceeds of any insurance required under clauses (i) and (iv) of Paragraph 14(a) shall be payable to Tenant, provided that Tenant at such time shall have a tangible net worth of not less than One Billion Dollars ($1,000,000,000.00) as determined in accordance with generally accepted accounting principles, consistently applied, and in all other events to a Trustee. If Tenant doesn’t satisfy the tangible net worth requirement at forth in the preceding sentence, each insurer will be authorized and directed to make payment under said policies directly to such Trustee instead of to Tenant, and Tenant and Landlord each hereby appoints such Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee. In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder. The Net Proceeds of such insurance payment shall be retained by the Trustee or Tenant, as the case may be, pursuant to the terms of this Lease, and, promptly after such casualty, Tenant, as required in Paragraphs 11(a) and 12, shall commence and diligently continue to perform the Restoration to the Leased Premises. In the event such Net Proceeds have been paid to Trustee, Trustee shall, to the extent available, make the Net Proceeds available to Tenant for Restoration, in accordance with the provisions of Paragraph 15. Subject to Paragraph 14(h), Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly repair or replace the Improvements in accordance with the provisions of Paragraph 11(a) and the Net Proceeds of such loss shall thereupon be payable to Tenant, subject to the provisions of Paragraph 15 hereof; provided, however, that any Net Proceeds in excess of the cost of such repair, replacement and/or other Restoration shall be paid to Landlord.
     (h) If the cost of Restoration exceeds seventy-five percent (75%) or more of the replacement value of the buildings then located on the Leased Premises, then Tenant shall have the option (but not the obligation), not later than ninety (90) days after such casualty has occurred, serve a Tenant’s Termination Notice upon Landlord, whereupon Tenant shall have no further liability or obligation to Landlord under this Lease or the Inducement Agreement (other than Tenant’s indemnification obligations under this Lease).
     15. Restoration. The Restoration Fund shall be disbursed by Tenant or the Trustee, as applicable, in accordance with the following conditions:
     (a) Prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably conditioned, withheld or delayed; and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements which existed prior to the occurrence of the casualty or Taking, whichever is applicable.

     (b) At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded.
     (c) Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of liens, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.
     (d) Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.
     (e) Tenant or the Trustee may, as retainage, retain ten percent (10%) of the Restoration Fund until the Restoration is at least fifty percent (50%) complete, and thereafter five percent (5%) until the Restoration is substantially complete.
     (f) The Restoration Fund shall be kept in a separate interest-bearing federally insured account by the Tenant or the Trustee, as applicable. All interest shall become part of the Restoration Fund.
     (g) Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration shall be paid to Landlord.
     16. [Reserved]
     17. Assignment, Subleasing.
     (a) Tenant may assign its interest in this Lease and/or may sublet the Leased Premises in whole or in part, from time to time, (i) without the consent of Landlord, to an Affiliate of Tenant, (ii) with the consent of Landlord, to a non-Affiliate of Tenant, which consent shall not be unreasonably conditioned, withheld or delayed; provided, that, Landlord may withhold consent if the assignee’s use of the Leased Premises would violate Section 4(b) of this Lease, and (iii) as provided in Paragraph 17(d) below. With respect to any assignment or sublease, Tenant shall provide Landlord with a written summary of the material terms of such assignment or sublease prior to the commencement date thereof.
     (b) Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. Notwithstanding any assignment or subletting, Tenant shall continue to remain primarily liable and responsible for the payment of the Basic Rent, Additional Rent and Clawback Payments and the performance of all its other obligations under this Lease. No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease. Tenant agrees that in the case of an assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a duplicate original of such assignment in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment. In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a duplicate original of such sublease.
     (c) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.
     (d) Tenant shall have the right at any time during the Term, without needing the consent of Landlord, to encumber its leasehold estate in the Leased Premises by a leasehold mortgage, deed of trust lien or other encumbrance or lien (such mortgage, encumbrance or lien being hereinafter referred to as a “Leasehold Mortgage”) to secure financing from existing and future lending institutions for general corporate purposes, for construction of any Alterations or for any other purpose in connection with the operation of Tenant’s business upon the Leased Premises. Any Leasehold Mortgagee, subject to the terms of this Paragraph 17(a)(ii) of this Lease, may exercise its remedies under a Leasehold Mortgage or accept a transfer in lieu thereof. Tenant shall promptly notify Landlord of any such Leasehold Mortgage executed by Tenant. In the event Tenant’s possession of the Leased Premises is terminated as a result of an Event of Default as contemplated by Section 19(a)(iii) and assuming Landlord has complied with the terms of Section 17(e) below, then the Leasehold Mortgagee shall have no rights in or to the Leased Premises or this Lease.
     (e) If Tenant or the party secured by a Leasehold Mortgage (the “Leasehold Mortgagee”) shall have delivered to the Landlord prior written notice of the address of the Leasehold Mortgagee, Landlord shall mail to the Leasehold Mortgagee at such address a copy of any notice of default that Landlord gives to Tenant under this Lease, and a copy of any notice that Landlord gives to Tenant that Landlord is terminating this Lease or terminating Tenant’s right to possession of the Leased Premises under this Lease, and no such notice of default or notice of termination shall be effective unless Landlord mails the Leasehold Mortgagee a copy of such notice of default or termination, as the case may be. In the event of any default by Tenant under any of the provisions of this Lease, the Leasehold Mortgagee, without prejudice to its rights against the Tenant, shall have the right to cure such default (whether the same consists of the failure to pay rent or the failure to perform any other matter or thing that Tenant is hereby required to do or perform) within the same periods as are given to Tenant for remedying such default. Landlord shall accept such performance on the part of the Leasehold Mortgagee as though the same had been done or performed by Tenant. If Tenant defaults under the provisions of this Lease, and, if prior to the expiration of the applicable grace period provided above, the Leasehold Mortgagee notifies Landlord in writing that the Leasehold Mortgagee is undertaking to acquire the leasehold interest of Tenant by foreclosure or otherwise and immediately commences and proceeds with all due diligence to do so, then Landlord will not terminate or take any action to effect a termination of this Lease or reenter, take possession of, or re-let the Leased Premises or similarly enforce performance of this Lease as long as the Leasehold Mortgagee (i) pays with such notice all sums then owed by Tenant hereunder (including any Clawback Payments) and timely pays thereafter all sums coming due under this Lease, (ii) proceeds with all due diligence and in good faith to cure all defaults by Tenant, and (iii) completes the curing of all such defaults as soon as it is reasonably practicable for the Leasehold Mortgagee to do so whether before or after the Leasehold Mortgagee gains possession of the Leased Premises from Tenant.
     (f) No Leasehold Mortgagee shall have any liability for the performance of any of the covenants, conditions, or obligations of Tenant under this Lease unless and until such time as the Leasehold Mortgagee acquires title to the leasehold estate created by this Lease.
     18. Permitted Contests.
     (a) So long as no Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any lien referred to in Paragraphs 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of any of the Leased Premises, (D) any interference with the payment of any Basic Rent, any Additional Rent or any Clawback Payments, and (E) the cancellation of any fire or other insurance policy.
     (b) In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, lien, or violation referred to above in such manner that exposes Landlord to (i) criminal liability, penalty or sanction or (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord.

     (c) Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Landlord harmless against any and all losses, judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.
     19. Conditional Limitations; Default Provisions.
     (a) If any Event of Default shall have occurred and be continuing, except as expressly provided for herein, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:
     (i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than ten (10) days after the date of the notice). Upon the date therein specified, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate, and (A) if such termination occurs during the Initial Term, Tenant shall be liable for the applicable Termination Fee to the extent provided for in, and pursuant to the terms and conditions of, the Inducement Agreement, and (B) if such termination occurs during a Renewal Term, Tenant shall obligated to Landlord as provided in Paragraph 19(b) below. Notwithstanding the foregoing, prior to the exercise of Landlord’s rights and remedies hereunder with respect to any Event of Default for the nonpayment of Basic Rent and Additional Rent when due, Landlord shall send a Non-Payment Notice to Tenant, which shall provide that Tenant shall have thirty (30) business days from the date such Non-Payment Notice shall be deemed received under Paragraph 21 to cure such Event of Default.
     (ii) In the event this Lease was terminated pursuant to Section 19(a)(i) above during the Initial Term, then Landlord’s remedy set forth in Section 19(a)(i)(A) above shall be its sole and exclusive remedy for such default, all such other rights and remedies being hereby expressly released and waived. Landlord and Tenant agree that it would be extremely difficult to determine precisely the amount of actual damages that would be suffered by Landlord upon the occurrence of an Event of Default during the Initial Term, but that the Termination Fee is a fair and reasonable determination of the amount of actual damages that would be suffered by Landlord for an Event of Default that occurs during the Initial Term, and that the Termination Fee does not constitute a penalty.
     (iii) Landlord, in lieu of terminating the Lease, may elect instead to terminate Tenant’s possession of the Leased Premises and continue this Lease and the estates created pursuant to this Lease. In the event Landlord makes such election, (x) Tenant’s liability under this Lease shall not be affected and is determined as set forth in clauses 19(a)(i) and (ii) above, and (y) Landlord shall have the right to assign or sublet all or any part of the Land and Improvements covered by this Lease at any rent Landlord deems appropriate and retain any proceeds resulting therefrom.
     (iv) If Tenant shall fail to make payment of any installment of Basic Rent, any Additional Rent or Clawback Payment after the date when each such payment is due, Tenant shall pay to Landlord, as Additional Rent, interest on the unpaid amount of Basic Rent or Additional Rent, at the Default Rate, such interest to accrue from the date such item of unpaid Basic Rent or Additional Rent was due until the date paid.
     (v) Subject to the limitations set forth in Section 19(a)(ii) above and Section 19(b), Landlord may exercise any other right or remedy now or hereafter existing by law or in equity.
     (b) In the event this Lease is terminated as a result of an Event of Default during any Renewal Term, Landlord shall have the obligation to use commercially reasonable efforts to mitigate Tenant’s damage and may relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting. The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord pursuant to this Paragraph 19(b) below. In the event of any expiration or termination of this Lease by reason of the occurrence of an Event of Default during a Renewal Term, Tenant shall pay to Landlord (i) when due Basic Rent, Additional Rent and all other sums required to be paid by Tenant to and including the date of such expiration or termination and (ii) as liquidated and agreed current damages: (x) Basic Rent, Additional Rent and all other sums which would be payable under this Lease by Tenant for two (y) full calendar years, in the absence of such expiration or termination plus, (ii) $500,000.00, less (z) the net proceeds, if any, of any reletting pursuant to this Paragraph 19, after deducting from such proceeds all of Landlord’s reasonable and documented expenses in connection with such reletting (including all reasonable repossession costs, reasonable brokerage commissions, and reasonable attorneys’ fees). Landlord and Tenant agree that it would be extremely difficult to determine precisely the amount of actual damages that would be suffered by Landlord upon the occurrence of Event of Default during a Renewal Term, but that the amount set forth in this Paragraph 19(b) above as liquidated damages is a fair and reasonable determination of the amount of actual damages that would be suffered by Landlord for an Event of Default that occurs during a Renewal Term and that such liquidated damages do not constitute a penalty.
     20. Additional Rights of Landlord and Tenant.

     (a) Subject to the limitations set forth in Section 19, no right or remedy conferred upon or reserved to Landlord or Tenant in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord or Tenant to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. Subject to the limitations set forth in Section 19, in addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled, to the extent permitted by applicable Law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.
     (b) Landlord hereby waives any landlord’s lien (or similar lien securing the payment of rent) resulting from an failure to makes payments under this Lease, regardless of whether such lien is created by contract, by law, by statute or otherwise. Landlord agrees at the request of Tenant, to execute a waiver of any Landlord’s or similar lien for the benefit of any present or future holder of a security interest in or landlord of any asset of Tenant.
     (c) Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Landlord and Tenant) to such persons and entities at such times and for such purposes as Tenant may reasonably request that the Trade Fixtures are Tenant’s property and not part of the Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.
     (d) Subject to the limitations set forth in Section 19, Tenant agrees to pay to Landlord any and all reasonable costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, if Landlord has prevailed in any such litigation or other action. Any amount payable by Tenant to Landlord pursuant to this Paragraph 20(d) shall be due and payable by Tenant to Landlord as Additional Rent.
     21. Notices. All Notices shall be in writing and shall be deemed to have been given for all purposes (i) three (3) business days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent for overnight delivery by Federal Express, United Parcel Service or other nationally recognized air courier service
     To the Addresses stated below:
If to Landlord:
Executive Director
North Carolina Global TransPark Authority
2780 Jetport Road, Suite A
Kinston, North Carolina 28504-7346

With a copy to (which shall not constitute notice):
Assistant Attorney General for
Global TransPark Authority
North Carolina Department of Justice
P.O. Box 629
Raleigh, North Carolina 27602
If to Tenant:
Mr. Jeffrey Turner, President and CEO
Spirit AeroSystems, Inc.
3801 S. Oliver Street
P.O. Box 780008
Wichita, Kansas 67278-0008
With a copy to (which shall not constitute notice):
Spirit AeroSystems, Inc.
3801 S. Oliver Street
P.O. Box 780008
Wichita, Kansas 67278-0008
Attn: Jonathan Greenberg, General Counsel
     For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above. Any Notice may be given on behalf of any party by its counsel.
     22. Estoppel Certificates. Tenant shall on the Commencement Date, and Landlord and Tenant shall at any time and from time to time, upon not less than twenty (20) days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent, payable hereunder has been paid, (iii) that to the knowledge of the signer of such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, (v) with respect to a certificate signed on behalf of Tenant, that to the knowledge of the signer of such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same , and (vi) such other matters as may reasonably be requested by the party requesting the certificate.
     23. Surrender and Holding Over.

     (a) Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination all Trade Fixtures and personal property which are owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal, all as contemplated by Section 29 of this Lease. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant.
     (b) Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 19(b).
     24. No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all Persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
     25. Compliance with Security Regulations.
     (a) Tenant shall comply with the applicable requirements of all laws, rules or regulations concerning airport security, as the same may be adopted or amended from time to time, and with all rules and regulations of the Landlord concerning security procedures, including the Airport’s approved security program.
     (b) This Lease is expressly subject to the Aviation Security Improvement Act of 1990, P.L. 101-604, the provisions of which are hereby incorporated by reference, including without limitation Sections 105, 109 and 110 thereof, to the Aviation and Transportation Security Act (P.L. 107-71), the provisions of which are hereby incorporated by reference, and to the rules and regulations promulgated under each of these Acts. In the event that Tenant or any individual employed by Tenant, or any of Tenant’s contractors, subcontractors, suppliers of materials or providers of services has (i) unescorted access to aircraft located on or at the Airport; (ii) unescorted access to secured areas; or (iii) capability to allow others to have unescorted access to such aircraft or secured area, Tenant shall be subject to, and further shall conduct with respect to its employees and its contractors, subcontractors, suppliers or materials, or providers of services, and their respective employees, such employment investigations, including criminal history record checks, as the Administrator of the FAA, the TSA or Landlord may deem reasonably necessary. Further, in the event of any threat to civil aviation, as defined in the Aviation Security Improvement Act of 1990, Tenant shall report any information in accordance with those regulations promulgated by the Secretary of the United States Department of Transportation, the TSA and Landlord. Tenant shall, notwithstanding anything contained herein, at no cost to Landlord, perform all obligations hereunder in compliance with those guidelines developed by the FAA, the TSA and Landlord, and all drawings, plans, and specifications to be provided by Tenant under this Lease shall comply with all relevant provisions of those guidelines.
     (c) Tenant shall supply all necessary information to Landlord for compliance with the notification and review requirements covered in Part 77 of the Federal Aviation Regulations with respect to the construction of the Improvements and Landlord shall, following receipt of such information, submit such information to the FAA in accordance with such requirements. Tenant shall not proceed with any of the Improvements except in accordance with the procedures set forth in Part 77.
     (d) Tenant, by accepting this Lease, agrees for itself, its successors and assigns that it will not make use of the Leased Premises in any manner which might interfere with the landing an taking off of aircraft from the Airport or otherwise constitute a hazard to flight operations at the Airport. In the event the aforesaid covenant is breached, Landlord reserves the right to enter upon the Leased Premises and cause the abatement of such interference at the expense of Tenant. Landlord will provide reasonable notice to Tenant prior to taking any such action, except in emergency circumstances.
     26. Hazardous Substances.
     (a) Tenant agrees that it will not on, about, or under the Leased Premises, make, release, treat or dispose of any Hazardous Materials; provided, that, the foregoing shall not prevent the use of any Hazardous Materials in accordance with applicable laws and regulations and at levels that do not impose any clean up liability or obligation. Tenant represents and warrants that it will at all times comply with CERCLA and any other Environmental Laws.
     (b) To the extent required by CERCLA and/or any other Environmental Laws, Tenant shall remove, respond to or clean up any “hazardous substances” (as defined in CERCLA) and “Hazardous Materials” (as defined in Appendix A) that were or are released on, in or under the Leased Premises by Tenant or any Tenant Party or that arise out of Tenant’s or any Tenant Parties’ use or occupancy of the Leased Premises during the Term.
     (c) The Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from the Landlord. The Tenant agrees that it will not store combustible or flammable materials on the Leased Premises in violation of CERCLA or any other Environmental Laws. Tenant shall also be liable for any loss of value of the Land resulting from the release of any “hazardous substances” or “Hazardous Materials” by Tenant or Tenant Parties during the Lease Term in violation of any applicable Environmental Laws. Upon the termination of the Lease at the end of the Initial Term or any Renewal Term, Tenant shall provide, at Tenant’s expense, a Phase I environmental report with respect to the Leased Premises, and shall take such action as may be reasonably recommended in such report to remove, respond or clean up such hazardous substances or Hazardous Materials found on the Leased Premises that are in violation of applicable Environmental Laws.
     (d) Tenant agrees to pay any fines, assessments or penalties lawfully assessed by any governmental entity pursuant to CERCLA or other Environmental Laws due to release by Tenant of any “hazardous substances” and “Hazardous Materials” on, in or under the Leased Premises in violation of applicable Environmental Laws and that arise out of Tenant’s use or occupancy of the Leased Premises during the Term.
     27. Entry by Landlord. Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than one (1) business day except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) at any time within twelve (12) months prior to the expiration of the Term of this Lease for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.
     28. Cancellation by Tenant. This Lease shall be subject to cancellation by Tenant, at its option after the happening of one or more of the following events:
     (a) The permanent closure of the Airport or the transfer of the Airport (or control thereof) to an entity that is not a Governmental Authority;
     (b) The lawful assumption by the United States Government, or any authorized agency thereof, of the operation, control, or use of the Leased Premises or of the Airport, or any substantial part or parts thereof, in such a manner as to materially and adversely restrict Tenant’s use and operation of the Leased Premises for a period of more than 90 consecutive days;
     (c) Issuance by a court of competent jurisdiction of any injunction preventing or restraining the use of the Airport in a way that materially and adversely affects Tenant’s ability to use and operate the Leased Premises, and the remaining in force of such injunction for a period of more than 90 consecutive days;
     (d) The default by the Landlord in the performance of any covenant or agreement herein required to be performed by the Landlord in a way that materially and adversely affects Tenant’s ability to use and operate the Leased Premises, and the failure of the Landlord to remedy such default within a period of ninety (90) days after the Landlord’s receipt from Tenant of written notice specifying the respects in which Tenant contends that the Landlord is in default in sufficient detail for the Landlord to identify the particular default alleged by Tenant; provided, that, if such default is not capable of being cured within such 90-day period, and the Landlord is diligently attempting to cure such default, such period shall be extended for so long as is reasonably required to effect such cure;
     (e) Pursuant to the terms and provisions of Paragraph 3(b) of this Lease or pursuant to the express terms of the Inducement Agreement; or
     (f) after December 31, 2020, upon 180 days prior written notice to Landlord, termination of the primary original equipment manufacturer (an “OEM”) contract supporting Tenant’s use of Landlord’s Alterations in a circumstance where there does not then remain in force and effect one or more OEM contracts of equal or greater value to Tenant than is represented by the value of the original OEM contract.
     Tenant may exercise its right to cancellation by written notice to the Landlord at any time after the occurrence of any such event (which, in the case of the events described in Subsections (b) through (d) hereof, shall not be deemed to have occurred until the lapse of the applicable period of time specified therein) and before the Landlord has cured or removed the same, and this Lease shall terminate upon such cancellation. In the event of cancellation by Tenant under this Section 28, rentals due hereunder shall be payable only to the date of commencement of the event which is the cause of such termination; provided, that, in the event this Lease is terminated pursuant to the Inducement Agreement or clause (f) above, Tenant shall tender the applicable Termination Fee required by Section 5 of the Inducement Agreement to Landlord contemporaneously with the date of termination of the Lease and Tenant’s vacancy of the Leased Premises. Nothing in this paragraph 28 shall be deemed to limit the Tenant’s rights or remedies, either at law or in equity, in the event any one or more of the events described in Sections 28(a)-(d) above occur subsequent to Tenant’s performance of its obligations under the Inducement Agreement with respect to the Performance Targets as therein described. Tenant shall have any and all rights and remedies that may be available to it at law or in equity to insure that Tenant has the uninterrupted right of use of the Improvements that are now or hereafter located on the Land pursuant to the terms of this Lease through the entire Term. Any claim that Tenant may have for damages shall be subject to the terms of North Carolina General Statutes Section 63A-4(a)(9). Landlord acknowledges that for any action by Federal, State or local Governmental Authorities that terminates, frustrates or materially interferes with the Tenant’s continuous and uninterrupted use and enjoyment of the Improvements, Tenant may claim a “Taking” or other appropriation of private property for governmental or public use for which full and fair compensation shall be due.
     29. Removal of Tenant’s Trade Fixtures and Personal Property. Tenant shall have the right at any time during the Term, and for 120 days after the termination thereof, to remove any of Tenant’s personal property (inclusive of Trade Fixtures) from the Leased Premises; subject however, to any unpaid rents or fees and subject to the repair by Tenant of damages resulting from such removal and subject to the terms and conditions of the Inducement Agreement. If any of such personal property remains upon the Leased Premises after the expiration of said 120-day period, the Landlord may remove the same, and Tenant agrees to pay all expenses of restoring the Leased Premises. The Landlord may, at its option, elect to treat any one or more items of such personal property which have not been removed by Tenant within such 120-day period as having been abandoned by Tenant and to have become the property of the Landlord. In addition, if this Lease is terminated during the Initial Term as a result of an Event of Default by Tenant, Landlord shall have the option of requiring Tenant to remove from the Landlord’s Alterations all of those fixtures which are of the type described on Schedule 1 to the Inducement Agreement and Tenant agrees to so remove such fixtures if requested by Landlord and to repair any damage to Landlord’s Alterations resulting from such removal.
     30. Affirmative Action. Tenant assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to the extent the same may be applicable to Tenant or to the use of the Leased Premises, to insure that no person shall on the grounds of race, color, creed, national origin or sex be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by such Subpart; that it will require that its covered subtenants, if any, provide assurances to Tenant that they similarly will undertake affirmative action programs and that they will require assurance from their sub-organizations, as required by 14 CFR Part 152, Subpart E, to the same effect.
     31. Non-Discrimination. Tenant covenants and agrees: (1) that no person on the grounds of race, color or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Leased Premises or the improvements thereon; (2) that in the construction by Tenant of any improvement on, over or under the Lease Premises and the furnishings of services thereon, no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination; (3) that Tenant shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to the Airport and Airway Improvement Act of 1982, as amended or superseded, and any regulations issued thereunder, as well as in compliance with Title VI of the Civil Rights Act of 1964 and Title 49, code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-Discrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VII of the Civil Rights Act 1964, and as said statutes and regulations may be amended. Tenant does hereby further covenant and agree that in the event facilities are constructed, maintained or otherwise operated on the Leased Premises for a purpose for which a Department of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Tenant shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21, Non-Discrimination in Federally Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said statutes or regulations may be amended.
     32. Services to the Public. Tenant agrees that, to the extent that it offers services to the public, it will offer such services on a fair, equal, and not unjustly discriminatory basis to all users thereof and that it will charge fair, reasonable, and not unjustly discriminatory prices for each unit or service, provided, that Tenant may make reasonable and non-discriminatory discounts, rebates, or other similar types of price reductions to volume purchasers. It is hereby specifically understood and agreed that nothing herein contained shall be construed to grant or authorize the granting of an exclusive right to provide aeronautical services to the public as prohibited by 49 U.S.C. § 40103(e) (Section 308a of the Federal Aviation Act of 1958, as amended), and Landlord reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature.
     33. Accessibility to Disabled. Tenant shall comply in full with all federal and state laws, rules and regulations relating to non-discrimination against disabled persons, and the accessibility of Tenant’s facilities and services to disabled persons, insofar as such laws, rules and regulations shall be applicable to Tenant, to any construction undertaken by Tenant hereunder, or to any Tenant’s operations at the Airport, including, but not limited to, Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. §794), the Americans with Disabilities Act of 1990 (42 U.S.C. §§12101-12213) and regulations issued pursuant thereto, the Uniform Federal Accessibility Standards, and 49 CFR Part 27, as any of the foregoing may be amended from time to time.
     34. Separability. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.
     35. Miscellaneous.
     (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
     (b) As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.
     (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

     (d) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
     (e) The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent assignees and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.
     (f) This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.
     (g) This Lease shall be governed by and construed according to the laws of the State of North Carolina.
     (h) Tenant or Landlord and their employees, representatives or agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Lease and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Tenant or Landlord relating to such tax treatment and tax structure.
     (i) Wherever either party to this Lease requests the consent or approval of the other party, such consent shall not be unreasonably withheld or delayed.
     (j) References in this Lease to any sections of the Code, Treasury Regulations, Revenue Procedures and/or any other issuance by the Internal Revenue Service shall include any amendments, restatements, replacements, substitutions and/or other modifications thereof or thereto.
[Signature page follows.]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

Landlord:

THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY,
a body politic and corporate of the State of North Carolina

By:
Name:
Title:

Tenant:

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:
Name:
Title:

S - 1

EXHIBIT A
LEGAL DESCRIPTION
Exhibit A

EXHIBIT B
PERMITTED ENCUMBRANCES
     To be added by separate Addendum to Lease between Landlord and Tenant prior to the expiration of the Due Diligence Period.
Exhibit B

EXHIBIT C
FORM OF CONSTRUCTION AGENCY AGREEMENT
Attached hereto.
Exhibit C

EXHIBIT D
FORM OF INDUCEMENT AGREEMENT
Attached hereto.
Exhibit D

EXHIBIT E
FORM OF MEMORANDUM OF LEASE
MEMORANDUM OF LEASE AGREEMENT
Prepared by and return to:
Marvin L. Rogers
McGuireWoods LLP
Bank of America Corporate Ctr.
100 North Tryon Street, Suite 2900
Charlotte, NC 28202-4011
     THIS MEMORANDUM OF LEASE AGREEMENT (the “Memorandum”) is made by and between THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY, a body politic and corporate of the State of North Carolina (the “Landlord”) and SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Tenant”).
W I T N E S S E T H:
     Landlord and Tenant entered into a Lease Agreement dated as of May ___, 2008, (the “Lease”), in connection with which this Memorandum is executed, to wit:
     1. Premises. The premises leased by Landlord to Tenant under the Lease consist of that certain tract of land containing approximately 307 acres (together with the easements, rights and appurtenances thereunto belonging or appertaining) and improvements thereon as described on Exhibit A attached hereto (the “Land”).
     2. Term; Extension Options. The initial term of the Lease (“Lease Term”) commence on May ___, 2008, and shall continue until [June 30, 2030]. Tenant has the option to extend the Lease Term for four (4) consecutive periods of twenty (20) years each, subject to the terms of the Lease, with the final termination of the Lease, assuming all renewal periods are exercised being [June 30, 2108].
     3. Incorporation. The terms and provisions set forth in the Lease are hereby incorporated into this Memorandum by this reference. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease.

     IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first above written.

LANDLORD:

THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY,

a body politic and corporate of the State of North Carolina

By:

Name:

Title:

STATE of
COUNTY of
     I certify that the following person(s) personally appeared before me this day, and
(check one of the following)
                          I have personal knowledge of the identity of the principal(s); or
                          I have seen satisfactory evidence of the principal’s identity, by a current state or federal identification with the principal’s photograph in the form of
(check one of the following)
                          a driver’s license, or
                          in the form of                                         ; or
                          a credible witness (i) personally known to me, (ii) unaffected by this instrument and the transaction to which it relates and (iii) who personally knows such principal(s), has sworn to the identity of the principal(s).
Exhibit E

     Each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: insert principal(s) names(s) and title(s) below:
                                         as                                                               of The North Carolina Global Transpark Authority

Date:

Notary Public

(Official Seal)	Printed Name:

My commission expires:

     IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first above written.

TENANT:

SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

By:

Name:

Title:

STATE of
COUNTY of
     I certify that the following person(s) personally appeared before me this day, and
(check one of the following)
                          I have personal knowledge of the identity of the principal(s); or
                          I have seen satisfactory evidence of the principal’s identity, by a current state or federal identification with the principal’s photograph in the form of
(check one of the following)
                          a driver’s license, or
                          in the form of                                         ; or
                          a credible witness (i) personally known to me, (ii) unaffected by this instrument and the transaction to which it relates and (iii) who personally knows such principal(s), has sworn to the identity of the principal(s).

     Each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: insert principal(s) names(s) and title(s) below:
                                         as                                           of Spirit AeroSystems, Inc.

Date:

Notary Public

(Official Seal)	Printed Name:

My commission expires:

Exhibit A
Legal Description of Land
[to be attached]

APPENDIX A
     “Additional Rent” shall mean all amounts, costs, expenses, liabilities and obligations (including Tenant’s obligation to pay any Net Awards, Additional Payments, Default Rate interest or Late Charges hereunder) which Tenant is required to pay pursuant to the terms of this Lease other than Basic Rent.
     “Additional Payments” shall mean all amounts that are due and owing to Landlord by reason of any default by Tenant in complying with its obligations under this Lease.
     “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Airfield” shall mean the aeronautical operating areas of the Airport not under lease and not subject to preferential use under an agreement between the Landlord and any other party.
     “Airport” shall mean the Global TransPark Authority Airport located in Lenoir County, N.C.
     “Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, new buildings, reconstructions, removals or replacements of any of the Improvements, both interior or exterior, and ordinary and extraordinary.
     “Applicable Laws” shall mean all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises). Applicable Laws shall include Environmental Laws.
     “Basic Rent” shall mean an amount equal to $100.00 per calendar year.
     “Basic Rent Commencement Date” shall mean the Completion Date.
     “Basic Rent Payment Dates” shall mean January 15 of each calendar year during the Term.
Appendix A

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601-9657.
     “Claims” shall mean Liens (including, without limitation, lien removal and bonding costs) liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation) of any kind and nature whatsoever.
     “Clawback Payment” shall have the meaning assigned to that term in the Inducement Agreement.
     “Clawback Payment Date” shall have the meaning assigned to that term in the Inducement Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Commencement Date” shall mean the date of this Lease.
     “Completion Date” shall have the meaning set forth in Section 4.4 of the Construction Agency Agreement.
     “Condemnation” shall mean a Taking and/or a Requisition.
     “Construction Allowance” shall mean an amount not to exceed $100,000,000.00 funded in accordance with the Construction Agency Agreement, including all interest earned thereon.
     “Construction Agency Agreement” shall mean the form of agreement set forth on Exhibit “C” annexed to this Lease.
     “Construction Agent” shall have the meaning set forth in the Construction Agency Agreement.
     “Construction Deadline” June 30, 2010.
     “Construction Period” shall mean the period beginning with the date of the Lease through and including the earlier to occur of (i) the Outside Completion Date and (ii) substantion completion of Landlord’s Alterations as contemplated by Section 4.4 of the Construction Agency Agreement.
     “Default Rate” shall mean a rate of interest equal to four (4%) percent per annum above the then current Prime Rate.
Appendix A

     “Easements” shall mean easements, covenants, waivers, approvals or restrictions for utilities, parking or other matters as desirable for operation of the Leased Premises or properties adjacent thereto.
     “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.
     “Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease): (x) any payment of Basic Rent or Additional Rent for twenty (20) business days following written notice from Landlord that the same is past due, (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of thirty (30) business days following written notice from Landlord that the same is past due; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of sixty (60) days after written notice thereof is given by Landlord to Tenant, or if such default is of such a nature that it cannot reasonably be cured within such period of sixty (60) days, such period shall be extended for such longer time as is reasonably necessary to permit such cure provided that Tenant has commenced to cure such default within said period of sixty (60) days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) any representation or warranty made in or in connection with this Lease was false or misleading in any material respect at the time made; (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) or voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors; (v) a court shall enter an order, judgment or decree appointing, with the voluntary consent of Tenant, a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State, and such order, judgment or decree shall remain in force, undischarged or unstayed, ninety (90) days after it is entered; (vi) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; and (vii) any Event of Default (as
Appendix A

therein defined) of Tenant under the Inducement Agreement or the Construction Agency Agreement.
     “Existing Crop Lease” shall mean the existing lease between the Landlord and Alonzo C. Gray expiring on December 31, 2008.
     “Existing Crops” shall mean all agricultural crops located on the Land as of the Commencement Date pursuant to the Existing Crops Lease.
     “Expiration Date” shall mean June 30, 2030.
     “FAA” shall mean the Federal Aviation Administration or any successor thereto.
     “Fixtures” shall mean, collectively, all fixtures (except Trade Fixtures), machinery (including back-up generators that will stay with the Improvements upon a termination of the Lease), personal property and equipment which are permanently attached to any part of the Leased Premises in such a manner as to become fixtures under applicable law, including any parts or components thereof, on and in respect to the Improvements.
     “GAAP” shall mean generally accepted accounting principles, consistently applied.
     “GLF” shall mean Golden L.E.A.F. (Long-Term Economic Advancement Foundation), Inc. and its successors in interest.
     “GLF Grant Agreement” shall mean the Grant Agreement dated as of May 14, 2008 by and between GLF and Landlord.
     “Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).
     “Guaranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the applicable Law.
     “Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances
Appendix A

Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any pollutants, contaminants, chemicals included in regulations promulgated under the above listed statutes; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.
     “Impositions” shall mean, collectively, personal property taxes, gross income taxes, franchise taxes, withholding taxes, profits and gross receipts taxes on or with respect to the use or operation of the Leased Premises (but expressly excluding all Real Property Taxes; all charges for any easement or agreement maintained for the benefit of the Leased Premises; all permits, inspection and license fees on or with respect to the Leased Premises that are not Real Property Taxes; and all water and sewer rents and other utility charges on or with respect to the Leased Premises.
     “Improvements” shall mean, collectively, Landlord’s Alterations, all other Alterations and all other the buildings, structures and other improvements located on the Land, including all Fixtures, from time to time. Improvements does not include personal property, equipment or Trade Fixtures.
     “Indemnitee” shall mean Landlord, or any of its Affiliates and their respective officers, directors, or employees.
     “Inducement Agreement” shall mean the Inducement Agreement dated as of May 14, 2008 between Landlord and Tenant, a true and correct copy of which is attached to this Lease as Exhibit “D”.
     “Initial Term” shall mean the period of time commencing on the Commencement Date and terminating on the Expiration Date (as such Expiration Date may be extended pursuant to the Inducement Agreement).
     “Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.
     “Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”), the term “Insurance Requirement” or “Insurance Requirements” shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain builder’s risk insurance in the amount of the completed value of such Work when the estimated cost of the Work in any one instance exceeds the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) and that Tenant or its contractor shall obtain worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by
Appendix A

Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.
     “Land” shall mean the land shown on the aerial photographs attached to this Lease as containing approximately 307 acres, together with the easements, rights and appurtenances thereunto belonging or appertaining. The Parties agree that Exhibit “A” shall be replaced during the Due Diligence Period upon completion of the survey using the surveyed legal description.
     “Landlord” shall mean The North Carolina Global TransPark Authority, a body politic and corporate of the State of North Carolina.
     “Landlord’s Alterations” shall mean the alterations required under the Construction Agency Agreement.
     “Late Charge” shall mean, with respect to an overdue installment of Basic Rent or a Clawback Payment, an amount equal to four percent (4%) of such overdue installment of Basic Rent or Clawback Payment, as applicable.
     “Law” shall mean any constitution, statute or rule of law or regulations thereunder.
     “Leased Premises” shall mean, collectively, the Land and the Improvements.
     “Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Leased Premises) and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.
     “Lien” shall mean any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.
     “Net Award” shall mean the entire award payable to Landlord by reason of a Condemnation, less any reasonable expenses incurred by Landlord in collecting such award.
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     “Net Proceeds” shall mean the entire proceeds of any insurance required under clauses (i), (iv), (v) or (vi) of Paragraph 14 (a) of this Lease, less any actual and reasonable expenses incurred by Landlord in collecting such proceeds.
     “Non-Payment Notice” shall mean a written notice from Landlord to Tenant of Tenant’s failure to make a payment required hereunder when due.
     “Notice” or “Notices” shall mean all notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease.
     “OEM Termination Payment” shall mean Termination Fee described in Section 5(b) of the Inducement Agreement.
     “Outside Completion Date” shall mean 365 days after the Construction Deadline.
     “Performance Targets” shall have the meaning assigned to that term in the Inducement Agreement.
     “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises that are agreed to and accepted by Tenant during the Due Diligence Period, it being understood and agreed that to the extent any monetary lien or encumbrance exists on the Land such monetary lien or encumbrance must be either released or fully subordinated to this Lease prior to the end of the Due Diligence Period. Landlord and Tenant agree to attach to this Lease as Exhibit B hereto the list of permitted encumbrances agreed to by Tenant during the Due Diligence Period.
     “Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.
     “Prime Rate” shall mean the prime rate of interest published in the Wall Street Journal or its successor, from time to time.
     “Prohibited Use” shall mean any use that (i) permits the manufacture, distribution, sale or display of pornography, nudity, graphic violence, drug paraphernalia or any similar goods or services, (ii) is a massage parlor, adult bookstore, tattoo parlor or body piercing establishment, adult entertainment establishment, gambling facility, on-site dry cleaning establishment, laundromat, funeral home, embalming facility or crematory, locksmith, gunsmith, donation drop-off facility or surplus or second-hand surplus store, to conduct an auction, distress, fire, bankruptcy or going out of business sale or similar store, (iii) operates as a fun or amusement park or (iv) involves keeping or processing animals of any kind.
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     “Real Property Taxes” shall mean any present or future real estate taxes, and ad valorem taxes all taxes or other impositions that are in the nature of or in substitution for real estate taxes or ad valorem taxes, vault and/or public space rentals, business district or arena taxes, business or occupation, single business, transaction, special assessments, privilege taxes, as well as special user fees, license fees, permits, improvement bonds, levies, improvement district charges, governmental charges, rates, and assessments, general, special, ordinary or extraordinary, foreseen and unforeseen.
     “Renewal Option Notice” shall mean a written notice from Tenant to Landlord of its election to extend the Term (or any then Renewal Term) of this Lease pursuant to Paragraph 5 of this Lease.
     “Renewal Term” shall mean an additional Lease term of twenty (20) years.
     “Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
     “Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 13, 14 and 15. Notwithstanding the foregoing, such Restoration may depart from the exact condition of the Leased Premises immediately prior to the casualty or Condemnation, provided that (i) neither the fair market value nor the useful life of the Leased Premises shall be lessened after the completion of the Restoration, (ii) the use of the Leased Premises shall not be changed as a result of any such Restoration, (iii) all such Restoration shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements, and (iv) Tenant shall (subject to the provisions of Paragraph 18 hereof) discharge all liens filed against any of the Leased Premises arising out of the same.
     “Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.
     “Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant Insurance Payment.
     “State” shall mean the State of North Carolina.
     “Taking” shall mean any taking of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.
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     “Tenant” shall mean Spirit AeroSystems, Inc., a Delaware corporation.
     “Tenant Parties” means Tenant’s employees, agents, invitees, contractors or subtenants.
     “Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord after a Condemnation or casualty given pursuant to Paragraph 3(b), 13, 14, 16 or 28 of this Lease.
     “Term” shall mean the Initial Term, together with any Renewal Term exercised by Tenant pursuant to the terms of this Lease.
     “Termination Fees” shall have the meaning assigned to that term in the Inducement Agreement.
     “Trade Fixtures” shall mean all equipment and other items of personal property (whether or not attached to the Improvements) which are owned by Tenant and used by Tenant in its business conducted on the Leased Premises, which can be removed upon expiration of the Lease and which are not necessary for the functional use of the Leased Premises by Landlord or other occupant of the Leased Premises.
     “TSA” shall mean the Transportation Security Administration or any successor thereto.
     “Trustee” shall mean a federally insured bank or other financial institution, reasonably acceptable to Landlord and Tenant.
Appendix A